Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL ANNOUNCES PRICING OF UPSIZED $42 MILLION

PUBLIC OFFERING OF COMMON STOCK

EUGENE, Ore., October 14, 2009 — Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today announced that it increased the amount of common stock to be sold in its underwritten public offering to $42.0 million, and priced the offering at $8.75 per share, for a total of 4.8 million shares. The net proceeds to the Company, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $39.7 million. D.A. Davidson & Co. is serving as lead book-running manager of the offering, and Howe Barnes Hoefer & Arnett is serving as co-manager. The Company has granted the underwriters a 30-day option to purchase up to an additional 720,000 shares of common stock to cover over-allotments, if any.

The Company intends to use the net proceeds from the offering for general corporate purposes including organic growth and opportunistic acquisitions. The Company expects to close the transaction, subject to customary conditions, on or about October 20, 2009.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. The offering will be made only by means of a prospectus, copies of which may be obtained from D.A. Davidson & Co., Equity Capital Markets, 8 Third Street North, Great Falls, MT 59401 or by calling toll-free (800) 332-5915, or Howe Barnes Hoefer & Arnett, 222 S. Riverside Plaza, 7th Floor, Chicago, IL 60606 or by calling toll-free 800-800-4693.

About Pacific Continental Bank

Pacific Continental Bank operates fourteen banking offices in Oregon and Washington with offices in three of the region’s largest markets including Seattle, Portland, and Eugene. Pacific Continental targets the banking needs of community-based businesses, professional service providers and nonprofit organizations; additionally, the Bank provides private banking services. Pacific Continental Corporation’s shares are listed on the NASDAQ Global Select Market under the symbol “PCBK” and are a component of the Russell 2000 Index. Supplementary information about Pacific Continental can be found online at www.therightbank.com.

Forward-Looking Statement Safe Harbor

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the high concentration of loans of the company’s banking subsidiary in commercial and residential real estate lending; adverse economic trends in the United States and the markets we serve affecting the Bank’s borrower base; a continued decline in the housing and real estate market; a continued increase in unemployment or sustained high levels of unemployment; continued erosion or sustained low levels of consumer confidence; changes in the regulatory environment and increases in associated costs, particularly ongoing compliance expenses and resource allocation needs; vendor quality and efficiency; the company’s ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; a tightening of available credit and other risks and uncertainties discussed in the sections titled “Risk Factors”, “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, as applicable, from Pacific Continental’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. This statement is included for the express purpose of invoking PSLRA’s safe harbor provisions.